Exhibit 99.2
This filing includes certain non-GAAP financial measures, such as funds from operation per share – diluted, as adjusted, adjusted EBITDA, and net operating income, that differ from measures calculated in accordance with GAAP. These non-GAAP measures are in addition to, and not a substitute for or superior to, financial measures prepared in accordance with GAAP and should be considered in conjunction with our GAAP financial measures. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may differ from similarly titled metrics or measures presented by other companies. We are unable to provide a reconciliation of certain non-GAAP guidance measures from the corresponding GAAP measures on a forward-looking basis because doing so would not be possible without unreasonable effort due to, among other things, the potential variability and limited visibility of the excluded items. For the same reasons, we are unable to address the probable significance of the unavailable information.

Updates to 2025 Guidance

As described in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 27, 2025, we continue to strategically harvest value through our asset recycling program. Our long-standing track record of monetizing embedded asset value through dispositions and partial interest sales from the period of 1Q21 - 3Q25 is illustrated in the table below (in billions):

	Total Proceeds(1)	Total Gains(2)	Total Impairments(2)
2019	$0.9	$0.4	$0.01
2020	1.1	0.4	0.1
2021	2.6	1.1	0.1
2022	2.2	1.2	0.1
2023	1.3	0.3	0.4
2024	1.4	0.1	0.2
YTD 3Q25	0.5	—	0.5
	$10.0	$3.6	$1.4

(1)Represents aggregate proceeds from outright sales and sales of partial interests.
(2)Total gains and impairments include any amounts related to sales of partial interests recognized in additional paid-in capital.

Also, in the same quarterly report on Form 10-Q, we provided 2025 guidance for various items, including our share of potential real estate dispositions and sales of partial interests aggregating approximately $1.5 billion at the midpoint of our guidance range. We also disclosed that approximately $1.0 billion of pending dispositions and sales of partial interests were subject to non-refundable deposits, signed letters of intent, and/or purchase and sale agreement negotiations as of October 27, 2025. In addition, we disclosed that we had evaluated a large number of other potential real estate disposition targets, and indicated that if these assets met the held for sale criteria in 4Q25 (considering market factors, buyer ability to perform, our desire to proceed with a sale at a particular price, and other factors), we could recognize our share of impairments of up to $685 million in 4Q25 in connection with the disposition targets under consideration at that time. Consequently, this potential impairment amount aggregating $685 million was included in our updated 2025 guidance provided on October 27, 2025.

Subsequent to October 27, 2025, and as of December 3, 2025, we made progress finalizing the Company’s 2025 capital plan and established an initial 2026 capital plan to fund 2026 construction through the sale of land, as well as stabilized, and non-stabilized non-core real estate assets, and sales of partial interests. As a result, as of December 3, 2025, with the requisite authority and intent, we made strategic decisions to dispose of a number of real estate assets. Consequently, the identified assets met the criteria for classification as held for sale, and we recognized impairment charges with our share aggregating approximately $1.3 billion. This amount comprises approximately $685 million of impairment charges previously disclosed as potential 4Q25 impairments, as discussed above, and approximately $588 million of additional real estate impairments primarily related to the disposition targets identified after October 27, 2025 and approved for sale by December 3, 2025, with expected sales completion in 2025 and 2026.

The midpoint of our guidance range for 2025 net (loss) income per share was reduced by $5.64 from $(2.94) to $(8.58) compared to our 2025 guidance disclosed on October 27, 2025, primarily to reflect additional real estate impairments aggregating $588 million described above.

Our share of real estate impairments aggregating $1.3 billion recognized in connection with assets classified as held for sale subsequent to October 27, 2025 and as of December 3, 2025, and expected to be sold in December 2025 or 2026, consisted of the following:

•Impairment charge of $335.0 million was recognized to reduce the carrying amount of a future development project aggregating 1.1 million SF, which represents our sole remaining asset in the SoMa submarket, to its estimated fair value of approximately $75.0 million less costs to sell. We acquired this asset in January 2017, with the intent to develop the property for laboratory and/or advanced technology space. In March 2019, we executed a build-to-suit lease with an anchor tenant, Pinterest, Inc. In August 2020, we received an $89.5 million lease termination payment from Pinterest, Inc. upon termination of its lease prior to commencement of development. Management’s decision not to proceed with the project was due to the macroeconomic outlook and our strategy to recycle capital into projects with greater value-creation potential. This asset has been entitled for residential use and we have commenced a program to market this property to residential developers.

Updates to 2025 Guidance (continued)
•Impairment charge of $208.0 million, representing our share, was recognized to reduce the carrying amounts of seven properties owned by our consolidated real estate joint venture at a Megacampus in our South San Francisco submarket, to their estimated fair values aggregating approximately $282.0 million less costs to sell. As of September 30, 2025, we hold a 50% ownership interest in six of these properties and a 51% interest in the remaining property. The decision to sell these certain Megacampus assets followed a reevaluation of the project’s financial outlook and the capital required to lease vacant space and redevelop certain properties, leading to our strategic decision to reinvest the sales proceeds toward other projects with greater value-creation opportunities.
•Impairment charge of $150.0 million, representing our share, was recognized to reduce the carrying amount of multiple land parcels aggregating 1.0 million of future development RSF owned by a consolidated real estate joint venture in our Seaport Innovation District submarket, to their estimated fair values aggregating approximately $33.5 million less costs to sell. As of September 30, 2025, we hold a 60% ownership interest in the land parcels. These industrial- and retail-zoned land parcels were originally acquired with the intent to develop laboratory space. The decision not to proceed with the project reflects a lack of tenant demand for laboratory space in the Seaport Innovation District submarket, and our strategy to recycle capital into projects with greater value-creation potential.
•Impairment charge of $145.0 million was recognized to reduce the carrying amount of one operating office property and land parcel aggregating 478,000 SF in our Greater Stanford submarket, to their estimated fair values aggregating approximately $140.0 million less costs to sell. We acquired these assets in 2019 with the intent to redevelop them for life science use. However, following a reassessment of the project’s financial outlook and the significant capital required, we commenced a program to market this site to residential developers.
•Impairment charge of $107.0 million was recognized to reduce the carrying amounts of 10 non-Megacampus properties aggregating 788,146 RSF, located in our Canada market, to their estimated fair values aggregating approximately $142.5 million less costs to sell. This decision reflects our assessment that the next phase of value creation for these assets would require significant capital investment to generate leasing activity, our strategic decision to reinvest the sales proceeds toward other projects with greater value-creation opportunities, as well as our decision to exit the Montreal submarket. The disposition of these properties will represent our complete exit from the Montreal submarket, leaving us with only one remaining asset in the Canadian market. This disposition does not represent a strategic shift and therefore does not meet the criteria for classification as a discontinued operation.
•Impairment charge of $105.0 million was recognized to reduce the carrying amount of a redevelopment project under construction as of September 30, 2025, aggregating 104,956 RSF in our Cambridge submarket, to its estimated fair value of approximately $70.0 million less costs to sell. This asset was originally acquired with the intent to expand our Alexandria Center® at One Kendall Square Megacampus, but the capital necessary to complete the redevelopment will be significant. The decision to sell this asset was driven by the project’s financial outlook and the capital required to complete the redevelopment and lease the property, leading to our strategic decision to reinvest the sales proceeds, and other capital necessary to lease the property, toward other projects with greater value-creation opportunities.
•Impairment charge of $71.5 million was recognized to reduce the carrying amount of land parcels aggregating 1.1 million SF located in our Research Triangle submarket, to their estimated fair values aggregating approximately $41.5 million less costs to sell. The decision to sell these land parcels reflects lower-than-anticipated biomanufacturing demand at this location, leading to our strategic decision to reinvest the sales proceeds toward other projects with greater value-creation opportunities.
•Impairment charge of $68.0 million was recognized in connection with three operating properties aggregating 148,967 RSF in our non-cluster market, reducing their carrying amounts to estimated fair values aggregating approximately $26.0 million less costs to sell. These properties were originally acquired based on their proximity to Amgen, Inc., a large public biotechnology company, and with the intent of accommodating a pipeline of early-stage tenants. However, demand from these tenants has substantially declined since our acquisition. As a result, we have decided to sell these assets, and to reinvest the sales proceeds and other capital necessary to lease the properties toward other projects with greater value-creation opportunities.
•Additional impairment charges aggregating $83.4 million were recognized in connection with 10 operating properties aggregating 441,100 RSF across six markets that are expected to be sold in 2025 and 2026. These impairments reduced the carrying amounts of these assets to their estimated fair values aggregating approximately $128.3 million less costs to sell. All but one of these properties are located outside of a Megacampus ecosystem, and their disposition aligns with our strategy to recycle capital into projects with greater value-creation potential.

Updates to 2025 Guidance (continued)
Updates to 2025 net loss per share, funds from operations per share, and funds from operations per share, as adjusted

Projected 2025 Net Loss per Share and Funds From Operations per Share Attributable to Alexandria’s Common Stockholders – Diluted
	As of 12/3/25	As of 10/27/25	Key Changes to Midpoint
Net loss per share(1)	$(9.27) to $(7.89)	$(5.68) to $(0.20)	$(5.64)
Depreciation and amortization of real estate assets	7.05	7.05
Gain on sales of real estate	(0.60) to (1.92)	(0.14) to (1.54)
Impairment of real estate – rental properties and land	10.03 (2)	6.69 to 2.67	$5.35
Allocation to unvested restricted stock awards	(0.03)	(0.03)
Funds from operations per share(3)	$7.18 to $7.24	$7.89 to $7.95
Unrealized losses on non-real estate investments	0.42	0.42
Realized loss on non-real estate investments(4)	0.61	—	$0.61(4)
Impairment of non-real estate investments	0.45	0.45
Impairment of real estate	0.33	0.23
Allocation to unvested restricted stock awards	(0.01)	(0.01)
Funds from operations per share, as adjusted(3)	$8.98 to $9.04	$8.98 to $9.04
Midpoint	$9.01	$9.01

(1)Excludes unrealized gains or losses after September 30, 2025 that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.
(2)Includes impairment charges aggregating $1.3 billion recognized during the period from October 1, 2025 through December 3, 2025, as further described under “Updates to 2025 Guidance” above.
(3)Refer to “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” in “Definitions and Non-GAAP Measures” in this exhibit for additional details.
(4)In November 2025, we contributed a portfolio of publicly traded securities to an unconsolidated joint venture, which resulted in a one-time realized loss of $103.3 million. These securities were accumulated through historical distributions from our investments in venture funds or investments in private entities that subsequently went public. This realized loss had previously been reflected as unrealized losses within investment income in our consolidated statement of operations. We expect to receive a one-time cash distribution, representing our net proceeds from the sale of these securities, aggregating approximately $41 million in the fourth quarter of 2025.

Updates to 2025 key sources and uses of capital

	As of 12/3/25				As of 10/27/25 Midpoint	Key Changes to Midpoint
Key Sources and Uses of Capital (in millions)	Range		Midpoint	Certain Completed Items
Sources of capital:
Reduction in debt	$(90)	$(190)	$(140)	See below	$160	$(300)
Net cash provided by operating activities after dividends	425	525	475		475
Dispositions and sales of partial interests	1,100	1,900	1,500	(1)	1,500
Total sources of capital	$1,435	$2,235	$1,835		$2,135
Uses of capital:
Construction	$1,300	$1,600	$1,450		$1,750	$(300)	(2)
Acquisitions and other opportunistic uses of capital	—	500	250	$208	250
Ground lease prepayment	135	135	135	$135	135
Total uses of capital	$1,435	$2,235	$1,835		$2,135
Reduction in debt (included above):
Issuance of unsecured senior notes payable	$550	$550	$550	$550	$550
Repayment of unsecured note payable	(600)	(600)	(600)	$(600)	(600)
Repayment of secured note payable	(154)	(154)	(154)	$(154)	(154)
Unsecured senior line of credit, commercial paper, and other	114	14	64		364
Reduction in debt	$(90)	$(190)	$(140)		$160

(1)As of December 3, 2025, completed dispositions aggregated $695.4 million and our share of pending transactions subject to non-refundable deposits, signed letters of intent, or purchase and sale agreements aggregated $1.1 billion. We expect to achieve a weighted-average capitalization rate on our projected 2025 dispositions and sales of partial interests (excluding land and including stabilized and non-stabilized operating properties) of approximately 7%. Refer to “Updates to 2025 dispositions” below for additional information.
(2)Represents an approximate $300 million deferral of 2025 construction spend to 2026.

Updates to 2025 dispositions

Property	Submarket/Market	Interest Sold	Sales Price		Gain on Sale of Real Estate
Completed through October 27, 2025			$509,820		$26,893

Completed from October 27, 2025 to December 3, 2025:
14 TW Alexander Drive	Research Triangle/Research Triangle	100%	155,000	(1)	78,489
Other			30,601
Total dispositions completed as of December 3, 2025			695,421

Pending dispositions expected to close in December 2025:
Subject to non-refundable deposits			840,358
			1,535,779

Subject to executed letters of intent and/or purchase and sales agreement negotiations			295,681
Total completed and pending 2025 dispositions			$1,831,460
2025 guidance range for dispositions and sales of partial interest		$1,100,000 – $1,900,000
2025 guidance midpoint for dispositions and sales of partial interests			$1,500,000

(1)The capitalization rates of the disposition were 5.1% and 5.2% (cash basis) based upon net operating income and net operating income (cash basis), respectively, for 3Q25 annualized. This property was sold to a user on November 20, 2025.

The following table provides the estimated breakout of the types of assets included in the $1.8 billion of dispositions that were completed or are pending for the year ending December 31, 2025:

Types of dispositions	Percentage of Sales Price
Stabilized properties	21%
Non-stabilized properties	58
Land	21
Total 2025 dispositions	100%

Updates to 2025 Guidance (continued)
Updates to 2025 pipeline projects

In the fourth quarter of 2025, management made the strategic decision to sell or reposition certain projects that were in our active pipeline as of September 30, 2025. Three active redevelopment projects (One Hampshire Street in our Cambridge submarket, 651 Gateway Boulevard in our South San Francisco submarket, and a project in our Canada market) were designated as held for sale as of December 3, 2025 and are expected to be sold in December 2025 or in 2026. In addition, one active redevelopment project (401 Park Drive in our Fenway submarket) will be repositioned to office use. The 401 Park Drive project will be placed into our operating portfolio and will be included in our operating occupancy and same property comparisons as of 4Q25. Pro forma to exclude these projects from the pipeline, we expect to generate incremental annual net operating income from our current pipeline projects during 4Q25 through 4Q26 (including expected partial deliveries through 4Q26 from projects expected to stabilize in 2027 and beyond, including speculative future leasing that is not yet fully committed) and in 2027 and beyond aggregating $105 million and $240 million, respectively. Our share of incremental annual net operating income from development and redevelopment projects expected to be placed into service from 4Q25 through 4Q26 and 2027 and beyond is projected to be $77 million and $204 million, respectively.

The following presents details of current development and redevelopment projects and our pre-leased/negotiating near-term projects of our Class A properties as of September 30, 2025, pro forma for our revised strategy to sell or reposition certain active projects described above. Leased/negotiating percentages have been updated as of December 3, 2025.

Property/Market/Submarket	Located on Mega- campus		Square Footage			Percentage		Occupancy(1)

		Dev/ Redev	In Service	CIP	Total	Leased	Leased/Negotiating	Initial	Stabilized
Under construction
2026 stabilization
99 Coolidge Avenue/Greater Boston/Cambridge/Inner Suburbs	X	Dev	129,413	191,396	320,809	81%	81%	4Q23	4Q26
4135 Campus Point Court/San Diego/University Town Center	X	Dev	—	426,927	426,927	100	100	3Q26	3Q26
10075 Barnes Canyon Road/San Diego/Sorrento Mesa	X	Dev	31,490	221,589	253,079	68	68	1Q25	2H26
8800 Technology Forest Place/Texas/Greater Houston(2)		Redev	50,094	73,298	123,392	41	41	2Q23	4Q26
			210,997	913,210	1,124,207	81	81

2027 and beyond stabilization
311 Arsenal Street/Greater Boston/Cambridge/Inner Suburbs	X	Redev	56,904	333,758	390,662	7	7	2027	2027
421 Park Drive/Greater Boston/Fenway(2)	X	Dev	—	392,011	392,011	13	13	2027	2028
40 Sylvan Road/Greater Boston/Route 128(2)	X	Redev	—	329,049	329,049	—	—	2027	2027
50 and 60 Sylvan Road/Greater Boston/Route 128	X	Redev	—	267,015	267,015	74	74	4Q26	2027
3000 Minuteman Road/Greater Boston(2)		Redev	—	453,869	453,869	—	—	2027	2027
1450 Owens Street/San Francisco Bay Area/Mission Bay	X	Dev	—	212,796	212,796	—	49	2027	2027
269 East Grand Avenue/San Francisco Bay Area/South San Francisco	X	Redev	—	107,250	107,250	—	—	2H26	2027
701 Dexter Avenue North/Seattle/Lake Union	X	Dev	—	227,577	227,577	23	23	4Q26	2027
			56,904	2,323,325	2,380,229

100% Pre-leased committed near-term project expected to commence construction in the next year
Campus Point by Alexandria/San Diego/University Town Center	X	Dev	—	466,598	466,598	100	100	2028	2028

Total 2027 and beyond stabilization and committed near-term project			56,904	2,789,923	2,846,827	28	32

			267,901	3,703,133	3,971,034	43%	46%

(1)Initial occupancy dates are subject to leasing and/or market conditions. Stabilized occupancy may vary depending on single tenancy versus multi-tenancy. Multi-tenant projects may increase in occupancy over time.
(2)These projects remain in our active pipeline, but we are evaluating the business strategy for these projects.

Updates to 2025 Guidance (continued)

	Located on Mega- campus	Our Ownership Interest	At 100%						Unlevered Yields
Property/Market/Submarket			In Service	CIP	Cost to Complete		Total at Completion		Initial Stabilized	Initial Stabilized (Cash Basis)

Under construction
2026 stabilization with 81% leased/negotiating
99 Coolidge Avenue/Greater Boston/Cambridge/Inner Suburbs	X	100%	$154,608	$210,017	$79,375		$444,000		6.0%	6.8%
4135 Campus Point Court/San Diego/University Town Center	X	55.0%	—	412,619	111,381		524,000		9.0%	6.2%
10075 Barnes Canyon Road/San Diego/Sorrento Mesa	X	50.0%	25,573	217,841	77,586		321,000		5.5%	5.7%
8800 Technology Forest Place/Texas/Greater Houston		100%	60,480	46,526	4,994		112,000		6.3%	6.0%
			240,661	887,003

2027 and beyond stabilization(1)
311 Arsenal Street/Greater Boston/Cambridge/Inner Suburbs	X	100%	21,756	298,829	TBD
421 Park Drive/Greater Boston/Fenway	X	100%	—	561,633
40 Sylvan Road/Greater Boston/Route 128	X	100%	—	222,038
50 and 60 Sylvan Road/Greater Boston/Route 128	X	100%	—	289,887
3000 Minuteman Road/Greater Boston/Other		100%	—	160,950
1450 Owens Street/San Francisco Bay Area/Mission Bay	X	25.0%	—	245,677
269 East Grand Avenue/San Francisco Bay Area/South San Francisco	X	100%	—	109,065
701 Dexter Avenue North/Seattle/Lake Union	X	100%	—	293,922
			21,756	2,182,001
			262,417	3,069,004
100% Pre-leased committed near-term project expected to commence construction in the next year
Campus Point by Alexandria/San Diego/University Town Center	X	55.0%	—	60,398	599,602		660,000		7.3%	6.5%

Total			$262,417	$3,129,402	$2,260,000	(2)	$5,660,000	(2)

Our share of investment(2)(3)			$250,000	$2,620,000	$1,850,000		$4,720,000

(1)We expect to provide total estimated costs and related yields for each project with estimated stabilization in 2027 and beyond over the next several quarters.
(2)Represents dollar amount rounded to the nearest $10 million and includes preliminary estimated amounts for projects listed as TBD.
(3)Represents our share of investment based on our ownership percentage upon completion of development or redevelopment projects.

Exhibit 99.2
2026 Guidance

Our 2026 guidance includes certain forward-looking non-GAAP financial measures, such as funds from operations as adjusted, net debt and preferred stock to Adjusted EBITDA – 4Q26 annualized, and fixed-charge coverage ratio – 4Q26 annualized, that differ from measures calculated in accordance with GAAP. These non-GAAP measures are in addition to, and not a substitute for or superior to, financial measures prepared in accordance with GAAP, and should be considered in conjunction with our GAAP financial measures. We are unable to provide corresponding GAAP measures on a forward-looking basis, or a reconciliation from these GAAP measures to the non-GAAP measures on a forward-looking basis, as we are not able to forecast the net income or loss of future periods without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly and annual components such as gain on sales of real estate, impairments of real estate and non-real estate investments, and unrealized gains or losses on non-real estate investments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors. Refer to “Definitions and Non-GAAP Measures” in this exhibit for additional details about these non-GAAP measures.

Our guidance for funds from operations per share – diluted, as adjusted, for the year ending December 31, 2026 has been updated to reflect our current view of existing market conditions and assumptions for the year ending December 31, 2026 to a range of $6.25 to $6.55, with the midpoint at $6.40. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. Our guidance for 2026 is subject to a number of variables and uncertainties, including actions and changes in policy by the current U.S. administration related to the regulatory environment, life science funding, the U.S. Food and Drug Administration and National Institutes of Health, trade, and other areas. For additional discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated, refer to our discussion in “Forward-Looking Statements” in this exhibit as well as our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

We expect quarterly funds from operations per share – diluted, as adjusted in 2026 to flatten toward the end of 2026 primarily due to the anticipated weighting of dispositions and sales of partial interests around mid-2026. Our guidance range for projected funds from operation per share – diluted, as adjusted for the fourth quarter of 2026 is $1.40 to $1.60.

At the midpoints of our guidance ranges for 2025 and 2026 funds from operations per share – diluted, as adjusted, disclosed on December 3, 2025, 2026 funds from operations per share – diluted, as adjusted, is expected to decline from 2025 by approximately 29%. The key components of the decline, as initially discussed in our 3Q25 quarterly supplemental package and our Current Report on Form 8-K filed on October 29, 2025, comprising the following:

Key Components Impacting 2026 Funds from Operations per Share Guidance	% Change From 2025 to 2026(1)
Core Operations: Primarily Driven by Lower Occupancy	(9)%
Capitalized Interest: Primarily Driven by Dispositions and Milestones Reached(2)	(6)
Realized Gains on Non-Real Estate Investments: Lower Compared to 2025	(2)
General and Administrative Expenses: Higher Compared to 2025	(2)
Dispositions: 2025 and 2026 Dispositions Primarily of Non-Core Assets	(7)
Other	(3)
(29)%

(1)Represents the percentage change of the midpoints of the guidance ranges for 2025 funds from operations per share - diluted, as adjusted, compared to 2026 funds from operations per share – diluted, as adjusted, disclosed on December 3, 2025.
(2)    Includes change in capitalized interest related to pipeline projects expected to be sold during the years ending December 31, 2025 and 2026.

Key credit metrics	2026 Guidance
Net debt and preferred stock to Adjusted EBITDA – 4Q26 annualized(1)	5.6x to 6.2x
Fixed-charge coverage ratio – 4Q26 annualized	3.6x to 4.1x
Adjusted EBITDA margin – trailing 12 months 4Q26	64% to 69%

(1)Our near-term goal beyond 2026 for net debt and preferred stock to adjusted EBITDA – quarter annualized, is 5.5x to 6.0x.

2026 Guidance (continued)

Key assumptions (dollars in millions)	Low	High
Occupancy percentage in North America as of December 31, 2026(1)	87.7%	89.3%
Lease renewals and re-leasing of space:
Rental rate changes	(2.0)%	6.0%
Rental rate changes (cash basis)	(12.0)%	(4.0)%
Same property performance:
Net operating income changes(2)	(9.5)%	(7.5)%
Net operating income changes (cash basis)(2)	(9.5)%	(7.5)%
Straight-line rent revenue	$65	$95
General and administrative expenses(3)	$134	$154
Capitalization of interest(4)	$225	$275
Interest expense	$230	$280
Realized gains and losses on non-real estate investments(5)	$60	$90

(1)Our guidance for operating occupancy percentage in North America as of December 31, 2026 assumes an approximate 2% benefit related to a range of assets with vacancy that could potentially be sold during 2026 and/or qualify for designation as held for sale by December 31, 2026 but that have not yet qualified for such designation as of December 3, 2025.
(2)2026 same property performance is primarily driven by an anticipated decline in 2026 same property average occupancy of between (5)% to (3)% compared to 2025. The key drivers of the decline in same property average occupancy are as follows:
•Key lease expirations in 2026 as initially disclosed in 2Q25 and subsequently updated, primarily located in the Greater Boston, San Francisco Bay Area, and San Diego markets aggregating 1.2 million RSF with a weighted-average lease expiration date in March 2026 and annual rental revenue aggregating $79 million, which are expected to become vacant upon lease expiration. See "Summary of key 2026 lease expirations/known vacancies" below for additional details.
•Potential early terminations: temporary downtime for construction post-termination with re-lease to two new tenants under early negotiations in our San Francisco Bay Area with a weighted-average estimate of approximately 250K RSF and $16 million in annual rental revenue.
•Potential tenant wind-downs: Assumed downtime without immediate backfill of approximately 500K RSF and $23 million in annual rental revenue.
(3)Compared to the general and administrative expenses for the year ended December 31, 2024, we expect to achieve $72 million of cumulative general and administrative expense savings in 2025 and 2026 based upon the midpoints of our guidance ranges for 2025 and 2026 general and administrative expenses disclosed on October 27, 2025 and December 3, 2025, respectively. These savings were achieved primarily as a result of cost-control and efficiency initiatives related to reducing personnel-related costs and streamlining business processes. Approximately half the 2025 cost savings are expected to be temporary in nature. We expect general and administrative expenses as a percentage of net operating income for the year ending December 31, 2026 to range from 7.4% to 8.9%, based upon the midpoint of our guidance range for 2026 general and administrative expenses.
(4)Refer to “2026 Capitalization of interest” below.
(5)Represents realized gains and losses included in funds from operations per share – diluted, as adjusted, and excludes significant impairments realized on non-real estate investments, if any. Refer to “Investments” within our quarterly report filed on Form 10-Q for the quarter ended September 30, 2025 for additional details.

Summary of key 2026 lease expirations/known vacancies

The following table provides an update on key 2026 lease expirations and known vacancies that were initially disclosed in 2Q25 (lease expirations and annual rental revenue information as of September 30, 2025, leasing status is as of December 3, 2025, and dollars are in thousands):

					Lease Expirations/Known Vacancies by Annual Rental Revenue
Property or Campus	Submarket	RSF	Located on Mega- Campus	Weighted Average Expiration Date	Negotiating/ Anticipating	Tenants from Acquisitions	Relocation/ Consolidation Within ARE Portfolio	Space Requires Major Renovation/ Other	Total
Alexandria Stanford Life Science District	Greater Stanford	137,970		Jun 2026	$—	$12,899	$—	$—	$12,899
One Alexandria Square	Torrey Pines	118,225	X	Jan 2026	4,848	—	5,216	—	10,064
Alexandria Center® at One Kendall Square	Cambridge	92,775	X	May 2026	—	—	4,514	3,269	7,783
9625 Towne Centre Drive	University Town Center	163,648		Jan 2026	—	—	—	6,520	6,520
The Arsenal on the Charles	Cambridge/Inner Suburbs	62,142	X	Mar 2026	—	—	5,300	675	5,975
5810/5820 Nancy Ridge Drive	Sorrento Mesa	83,354		Jan 2026	4,621	—	—	—	4,621
Alexandria Center® at Kendall Square	Cambridge	45,636	X	Jan 2026	—	—	—	4,564	4,564
Remaining	Various	527,049	(1)	Apr 2026	—	7,287	3,544	15,493	26,324
		1,230,799		Mar 2026	$9,469	$20,186	$18,574	$30,521	$78,750
					12%	26%	23%	39%	100%
(1)Approximately 74% of the 527,049 RSF expiring leases are located on a Megacampus.

2026 Guidance (continued)

Summary of 2026 lease expirations

The following table provides a summary of 2026 lease expirations, in RSF, as of September 30, 2025, with leasing status and key lease expirations/known vacancies updated as of December 3, 2025.

Leased	Negotiating/ Anticipating	Too Early(1)	Subtotal(2)	Targeted for Future Development(3)	Potential Dispositions(4)	Total
494,758	64,717	737,393	1,296,868	52,620	286,589	1,636,077

				Key lease expirations/known vacancies		1,230,799
				Held for sale as of December 3, 2025(5)		217,775
				Total 2026 lease expirations		3,084,651

(1)Approximately 68% of this expiring RSF is located within our Megacampuses.
(2)We anticipate a 60% to 70% retention rate on the total expiring RSF.
(3)Relates to a 100% pre-leased single-tenant development project aggregating 466,598 RSF that expands the existing Campus Point by Alexandria Megacampus. At the beginning of 2026, the tenant will vacate 52,620 RSF, which generated annual rental revenue of $4.1 million as of 3Q25, from an existing building to allow for the demolition and development of the new, build-to-suit life science building at this site.
(4)Represents lease expirations at properties that may be sold in 2026 but have not met the held for sale criteria as of December 3, 2025.
(5)Represents lease expirations at properties that were designated as held for sale as of December 3, 2025.

Summary of top 10 lease expirations in 2027

The following table provides a summary of our top 10 lease expirations in 2027. Lease expiration information (in RSF) is as of September 30, 2025, and leasing status is as of December 3, 2025.

					Known Vacancies
Address/Market - Submarket	Located on Megacampus	Expiration Date	Early Discussions for Renewal or Re-Lease	Too Early	Negotiating/Anticipating	Tenant From Acquisitions	Tenant Consolidating Back Into Owned Property	Relocation/ Consolidation Within ARE Portfolio
10300 Campus Point Drive/San Diego – University Town Center	X	Mar 2027	—	—	—	—	—	190,085
259 East Grand Avenue/San Francisco Bay Area – South San Francisco	X	Jan 2027	—	—	170,618(1)	—	—	—
9645 Scranton Road/San Diego – Sorrento Mesa	X	Oct 2027	—	132,200	—	—	—	—
249 East Grand Avenue/San Francisco Bay Area – South San Francisco	X	Jan 2027	—	—	—	—	129,501	—
199 East Blaine Street/Seattle – South Lake Union	X	Jun 2027	109,969	—	—	—	—	—
1150 Eastlake Avenue East/Seattle – South Lake Union	X	Jun 2027	—	—	—	—	—	99,271
428 Westlake North/Seattle –South Lake Union	X	Mar 2027	—	83,090	—	—	—	—
3307 Hillview Avenue/San Francisco – Greater Stanford		Mar 2027	—	—	—	78,308	—	—
450 East 29th Street/New York City – New York City	X	Feb 2027	72,428	—	—	—	—	—
507 East Howard Lane/Texas – Austin	X	Jan 2027	—	65,551	—	—	—	—
			182,397	280,841	170,618	78,308	129,501	289,356
			16%	25%	15%	7%	11%	26%
			41%		59%
(1)We anticipate a period of downtime to complete construction of building and tenant improvements before delivering the space to a new tenant.

2026 Guidance (continued)

2026 Capitalization of interest

We capitalize interest costs as a cost of a project only during the period for which activities necessary to prepare an asset for its intended use are ongoing, provided that expenditures for the asset have been made and interest cost has been incurred. Property taxes, insurance on real estate, and indirect project costs, such as construction, administration, legal fees, and office costs that clearly relate to projects under development or construction, are capitalized as incurred during the period an asset is undergoing activities to prepare it for its intended use. We also capitalize payroll and other indirect project costs related to development, redevelopment, pre-construction, and construction projects. Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant long-term value for future ground-up development and are required for the vertical construction of buildings. Should we cease activities necessary to prepare an asset for its intended use, the interest, taxes, insurance, and certain other direct project costs related to this asset would be expensed as incurred. Expenditures for repairs and maintenance are expensed as incurred.

We expect a $85 million, or 25%, reduction in capitalized interest in 2026 compared to 2025 based upon the midpoints of our guidance ranges for capitalized interest disclosed on December 3, 2025 and October 27, 2025, respectively. The key components of the reduction in capitalized interest year-over-year comprise the following:

Component of reduction of capitalization of interest (in millions)	Capitalized Interest(1)
2025 capitalized interest midpoint	$335
Dispositions completed and pending in 2025 and projected dispositions in 2026	(80) to (60)
Projected pause in pre-construction activities on land (not expected to be sold in 2025 and 2026)	(20) to 0
Change in active pipeline and other(2)	(15) to 5
2026 capitalized interest midpoint	$250

(1)Represents or based on the midpoints of our guidance ranges for 2025 and 2026 capitalization of interest disclosed on October 27, 2025 and December 3, 2025, respectively.
(2)Includes changes in capitalized interest from pipeline deliveries, net of additional construction spending during 2026.

Real estate basis capitalized and non-income-producing assets

We expect average real estate basis capitalized to decrease from $8.4 billion for the three months ended September 30, 2025 to a range of $4.0 billion to $5.5 billion for the fourth quarter of 2026 as non-income-producing assets and development activities decrease. Additionally, we anticipate that our non-income-producing assets as a percentage of gross assets will decline from 20% as of December 31, 2024 to a range of 11% to 16% as of December 31, 2026.

2026 Key sources and uses of capital

Key 2026 sources and uses of capital (in millions)	Range		Midpoint
Sources of capital:
Reduction in debt(1)	$(1,075)	$(2,275)	$(1,675)
Net cash provided by operating activities after dividends	475	575	525
Dispositions and sales of partial interests(2)	2,100	3,700	2,900
Total sources of capital	$1,500	$2,000	$1,750
Uses of capital:
Construction	$1,500	$2,000	$1,750
Total uses of capital	$1,500	$2,000	$1,750
Reduction in debt (included above):
Repayment of unsecured senior notes payable	$(650)	$(650)	$(650)
Unsecured senior line of credit, commercial paper program, and other	(425)	(1,625)	(1,025)
Reduction in debt	$(1,075)	$(2,275)	$(1,675)

(1)Our debt repayment priorities include repaying existing short-term borrowings, including amounts outstanding on our commercial paper program, repaying our 2026 unsecured senior note payable maturities aggregating $650 million, and potentially repaying other unsecured senior notes payable, including our 2027 maturity.
(2)We expect to achieve a weighted-average capitalization rate on our projected 2026 dispositions (excluding land and core assets) in the 8.5% to 9.5% range. We expect dispositions of land to represent 25% to 35% of our total dispositions and sales of partial interests for the year ending December 31, 2026. Approximately 55% of the midpoint of our guidance range for 2026 dispositions and sales of partial interests of $2.9 billion is targeted for partial interest sales or has been designated as held for sale as of December 3, 2025 as discussed in the “Updates to 2025 Guidance” above. By the end of 2026, we expect Megacampus real estate and other core assets to comprise 90% to 95% of total rental revenue, and non-core assets that are not located on a Megacampus to comprise 5% to 10% of total annual rental revenue.

2026 Guidance (continued)

The following table provides a summary of our 2026 self-funding and capital recycling strategy. The amounts below are based on the midpoints of our 2026 guidance ranges for key sources and uses of capital (in millions).

		2026 Self-Funding Sources
	2026 Capital Needs	45% Dividend Reduction(1)	Dispositions and Sales of Partial Interests	2026 Guidance Midpoint
Key sources of capital
Reduction in debt	$(1,075)	$—	$(600)	$(1,675)
Net cash provided by operating activities after dividends	115	410	—	525
Dispositions and sales of partial interests	—	—	2,900	2,900
Funding needed to achieve leverage target	2,710	(410)	(2,300)	—
	$1,750	$—	$—	$1,750
Key uses of capital
Construction	$1,750	$—	$—	$1,750
	$1,750	$—	$—	$1,750

(1)Refer to “2026 dividends and net cash provided by operating activities after dividends” below.

One of our primary uses of capital is construction spend related to the development, redevelopment, pre-construction, and construction of properties. We also incur additional project costs, including interest, property taxes, insurance, and other costs directly related and essential to the development, redevelopment, pre-construction, or construction of a project, during periods when activities necessary to prepare an asset for its intended use are in progress. Our annual average construction spend for the years ended December 31, 2021 through 2023 and the years ending December 31, 2024 through 2026 (including the midpoints of our guidance ranges for 2025 and 2026 construction disclosed on December 3, 2025) has decreased by 39% from $2.8 billion to $1.7 billion, respectively.

The table below provides additional information on our guidance for 2026 construction, including projected contributions from noncontrolling interests.

Midpoint of guidance range for projected 2026 construction (dollars in millions)	Amount	Percentage of Total
Construction of Class A/A+ properties:
Active construction projects
Includes development and redevelopment under construction(1)	$1,405	66%
Future pipeline pre-construction
Approximately 75% represents capitalized costs	210	10
Revenue- and non-revenue-enhancing capital expenditures	510	24
Construction (before contributions from noncontrolling interests or tenants)	2,125	100%
Contributions from noncontrolling interests (consolidated real estate joint ventures)	(60)
Tenant-funded and -built landlord improvements	(315)
Total construction	$1,750
2026 guidance range for construction	$1,500 – $2,000

(1)Includes one 100% pre-leased committed near-term project expected to commence construction in 2026, and smaller conversions to lab space through redevelopment.

The ranges for our 2025 and 2026 revenue- and non-revenue-enhancing capital expenditures as a percentage of net operating income is expected to be 15% to 20% and 27% to 32%, respectively (based on the midpoint of our guidance ranges for 2025 and 2026 construction disclosed on December 3, 2025). The top two revenue- and non-revenue-enhancing capital expenditure projects in 2026 represent approximately 55% of the total spending within this category. Our five-year average (2022 through 2026) of revenue- and non-revenue-enhancing capital expenditures as a percentage of net operating income is expected to be approximately 17%. This represents the average of our share of revenue- and non-revenue-enhancing capital expenditures for the years ended December 31, 2022 through 2024, and projected amounts for the years ending December 31, 2025 and 2026, based on the midpoints of our guidance ranges for 2025 and 2026 construction disclosed on December 3, 2025.

2026 Dividends and net cash provided by operating activities after dividends

In December 2025, our Board of Directors declared a quarterly cash dividend of $0.72 per common share for 4Q25, representing a 45% reduction from the quarterly dividend declared of $1.32 for 3Q25. The decision to reduce the declared dividend per common share reflects our commitment to maintaining the strength of our balance sheet, enhancing financial flexibility, and preserving liquidity of approximately $410 million on an annual basis, which will be used to support our 2026 capital plan.

2026 Guidance (continued)

Debt covenant compliance

We expect to remain comfortably in compliance with our key financial covenants under our unsecured senior notes payable and unsecured senior line of credit. The following table presents the requirements under each loan agreement along with our actual compliance results as of September 30, 2025 and the projected ranges for compliance results as of December 31, 2026.

Unsecured Senior Notes Payable(1)	Requirement	September 30, 2025	Projected December 31, 2026
Total Debt to Total Assets	≤ 60%	32%	28% to 32%
Secured Debt to Total Assets	≤ 40%	—%	—%
Consolidated EBITDA to Interest Expense	≥ 1.5x	9.8x	5.5x to 6.5x
Unencumbered Total Asset Value to Unsecured Debt	≥ 150%	302%	300% to 330%

Unsecured Senior Line of Credit(1)	Requirement	September 30, 2025	Projected December 31, 2026
Total Debt to Total Assets	≤ 60.0%	33.6%	30.0% to 35.0%
Secured Debt to Total Assets	≤ 45.0%	—%	—%
Consolidated EBITDA to Interest Expense	≥ 1.50x	3.58x	2.50x to 3.50x
Unsecured Interest Coverage Ratio	≥ 1.75x	8.54x	5.50x to 6.50x

(1)All covenant ratio titles utilize terms as defined in the respective debt and credit agreements. The calculation of consolidated EBITDA is based on the definitions contained in our loan agreements and is not directly comparable to the computation of EBITDA as described in Exchange Act Release No. 47226.

Key Factors Expected to Impact 2027 Results

•Funds from operations: Guidance range for 4Q26 funds from operation per share – diluted, as adjusted, of $1.40 to $1.60.
•Core operations: Highly dependent on ability to lease vacant space in 2026.
•Capitalized interest: Range of average real estate basis expected to be capitalized during 4Q26 of $4.0 billion to $5.5 billion.
•Realized gains on non-real estate investments: Projected 2026 investment gains expected to return to 2020 levels.
•General and administrative expenses: Continued focus on expense management and operational excellence.
•Dispositions: Expect substantial completion of large-scale non-core asset sale program in 2026.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking non-GAAP financial measures, including funds from operations per share – diluted, as adjusted. We do not provide guidance for the most comparable GAAP financial measure or a reconciliation of the forward-looking non-GAAP financial measure of funds from operations, as adjusted because we are unable to reasonably predict, without unreasonable effort, certain items that would be contained in the comparable GAAP measure, including items that are not indicative of our ongoing operations, such as, without limitation, unrealized gains or losses on non-real estate investments, potential impairments of real estate assets, and gains or losses on sales of real estate. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance periods.

This update includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding our projected earnings per share attributable to Alexandria’s common stockholders – diluted, funds from operations per share attributable to Alexandria’s common stockholders – diluted, net operating income, sources and uses of capital, and targets and timing for rental revenues and development and value-creation projects, expenses, capital plan strategy and related actions. You can identify the forward-looking statements by their use of forward-looking words, such as “forecast,” “guidance,” “goals,” “projects,” “estimates,” “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “targets,” or “will,” or the negative of those words or similar words. These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. There can be no assurance that actual results will not be materially higher or lower than these expectations. These statements are subject to risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, lower than expected yields, increased interest rates and operating costs, adverse economic or real estate developments in our markets, greater than expected losses on dispositions of our properties, our failure to successfully place into service and lease any properties undergoing development or redevelopment and our existing space held for future development or redevelopment (including new properties acquired for that purpose), our failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, failure to obtain LEED and other healthy building certifications and efficiencies, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”). Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are made as of the date of this Form 8-K, and unless otherwise stated, we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

Definitions and Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDA margin

We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, impairments of real estate, changes in provision for expected credit losses on financial instruments, and significant termination fees. Adjusted EBITDA also excludes unrealized gains or losses and significant realized gains or losses and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of total revenues.

We believe Adjusted EBITDA provides investors with relevant and useful information as it allows investors to evaluate the operating performance of our business activities without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments, our capital structure, capital market transactions, and variances resulting from the volatility of market conditions outside of our control. For example, we exclude gains or losses on the early extinguishment of debt to allow investors to measure our performance independent of our indebtedness and capital structure. We believe that adjusting for the effects of impairments and gains or losses on sales of real estate, significant impairments and realized gains or losses on non-real estate investments, changes in provision for expected credit losses on financial instruments, and significant termination fees allows investors to evaluate performance from period to period on a consistent basis without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments or other corporate activities that may not be representative of the operating performance of our properties.

In addition, we believe that excluding charges related to stock compensation and unrealized gains or losses facilitates for investors a comparison of our business activities across periods without the volatility resulting from market forces outside of our control. Adjusted EBITDA has limitations as a measure of our performance. Adjusted EBITDA does not reflect our historical expenditures or future requirements for capital expenditures or contractual commitments. While Adjusted EBITDA is a relevant measure of performance, it does not represent net income (loss) or cash flows from operations calculated and presented in accordance with GAAP, and it should not be considered as an alternative to those indicators in evaluating performance or liquidity.

Definitions and Non-GAAP Measures (continued)

In order to calculate the Adjusted EBITDA margin, we divide Adjusted EBITDA by total revenues as presented in our consolidated statements of operations. We believe that this supplemental performance measure provides investors with additional useful information regarding the profitability of our operating activities.

We are not able to forecast the net income of future periods without unreasonable effort and therefore do not provide a reconciliation for Adjusted EBITDA on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors.

Annual rental revenue

Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP, including the amortization of deferred revenue related to tenant-funded and tenant-built landlord improvements, for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue from our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of 100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of September 30, 2025, approximately 91% of our leases (on an annual rental revenue basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.

Capitalization rates

Capitalization rates are calculated based on net operating income and net operating income (cash basis) annualized, excluding lease termination fees, on stabilized operating assets for the quarter preceding the date on which the property is sold, or near-term prospective net operating income.

Class A/A+ properties and AAA locations

Class A/A+ properties are properties clustered in AAA locations that provide innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. These properties are typically well-located, professionally managed, and well-maintained, offering a wide range of amenities and featuring premium construction materials and finishes. Class A/A+ properties are generally newer or have undergone substantial redevelopment and are generally expected to command higher annual rental rates compared to other classes of similar properties. AAA locations are in close proximity to concentrations of specialized skills, knowledge, institutions, and related businesses. It is important to note that our definition of property classification may not be directly comparable to other equity REITs.

Development, redevelopment, and pre-construction

A key component of our business model is our disciplined allocation of capital to the development and redevelopment of new Class A/A+ properties, as well as property enhancements identified during the underwriting of certain acquired properties. These efforts are primarily concentrated in collaborative Megacampus™ ecosystems within AAA life science innovation clusters, as well as other strategic locations that support innovation and growth. These projects are generally focused on providing high-quality, generic, and reusable spaces that meet the real estate requirements of a wide range of tenants. Upon completion, each development or redevelopment project is expected to generate increases in rental income, net operating income, and cash flows. Our development and redevelopment projects are generally in locations that are highly desirable to high-quality entities, which we believe results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

Development projects generally consist of the ground-up development of generic and reusable laboratory facilities. Redevelopment projects consist of the permanent change in use of acquired office, warehouse, or shell space into laboratory space. We generally will not commence new development projects for aboveground construction of new Class A/A+ laboratory space without first securing significant pre-leasing for such space, except when there is solid market demand for high-quality Class A/A+ properties.

Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. Ultimately, these projects will provide high-quality facilities and are expected to generate significant revenue and cash flows.

Definitions and Non-GAAP Measures (continued)

Development, redevelopment, and pre-construction spending also includes the following costs: (i) amounts to bring certain acquired properties up to market standard and/or other costs identified during the acquisition process (generally within two years of acquisition) and (ii) permanent conversion of space for highly flexible, move-in-ready laboratory space to foster the growth of promising early- and growth-stage life science companies.

Revenue-enhancing and repositioning capital expenditures represent spending to reposition or significantly change the use of a property, including through improvement in the asset quality from Class B to Class A/A+.

Non-revenue-enhancing capital expenditures represent costs required to maintain the current revenues of a stabilized property, including the associated costs for renewed and re-leased space.

Fixed-charge coverage ratio

Fixed-charge coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to cash interest and fixed charges. We believe that this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed financing obligations and preferred stock dividends. Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts).

We are not able to forecast the net income of future periods without unreasonable effort and therefore do not provide a reconciliation for fixed-charge coverage ratio on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors.

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders

GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate acquisition and disposition decisions, financing decisions, capital structure, capital market transactions, variances resulting from the volatility of market conditions outside of our control, or other corporate activities that may not be representative of the operating performance of our properties.

The 2018 White Paper published by the Nareit Board of Governors (the “Nareit White Paper”) defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.

We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, impairments of real estate primarily consisting of right-of-use assets and pre-acquisition costs related to projects that we decided to no longer pursue, gains or losses on early extinguishment of debt, changes in the provision for expected credit losses on financial instruments, significant termination fees, acceleration of stock compensation expense due to the resignations of executive officers, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. We compute the amount that is allocable to our unvested restricted stock awards with nonforfeitable dividends using the two-class method. Under the two-class method, we allocate net income (after amounts attributable to noncontrolling interests) to common stockholders and to unvested restricted stock awards with nonforfeitable dividends by applying the respective weighted-average shares outstanding during each quarter-to-date and year-to-date period. This may result in a difference of the summation of the quarter-to-date and year-to-date amounts. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.

We do not provide guidance for the most comparable GAAP financial measure or a reconciliation of the forward-looking non-GAAP financial measure of funds from operations, as adjusted, because we are unable to reasonably predict, without unreasonable effort, certain items that would be contained in the comparable GAAP measure, including items that are not indicative of our ongoing operations, such as, without limitation, unrealized gains or losses on non-real estate investments, potential impairments of real estate assets, and gains or losses on sales of real estate. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance periods.

Definitions and Non-GAAP Measures (continued)

Initial stabilized yield (unlevered)

Initial stabilized yield is calculated as the estimated amounts of net operating income at stabilization divided by our investment in the property. For this calculation, we exclude any tenant-funded and tenant-built landlord improvements from our investment in the property. Our initial stabilized yield excludes the benefit of leverage. Our cash rents related to our development and redevelopment projects are generally expected to increase over time due to contractual annual rent escalations. Our estimates for initial stabilized yields, initial stabilized yields (cash basis), and total costs at completion represent our initial estimates at the commencement of the project. We expect to update this information upon completion of the project, or sooner if there are significant changes to the expected project yields or costs.

•Initial stabilized yield reflects rental income, including contractual rent escalations and any rent concessions over the term(s) of the lease(s), calculated on a straight-line basis, and any amortization of deferred revenue related to tenant-funded and tenant-built landlord improvements.
•Initial stabilized yield (cash basis) reflects cash rents at the stabilization date after initial rental concessions, if any, have elapsed and our total cash investment in the property.

MegacampusTM

A Megacampus is a cluster campus that consists of approximately 1 million RSF or more, including operating, active development/redevelopment, and land RSF less operating RSF expected to be demolished.

We consider Megacampuses that include a minimum of 750,000 operating RSF to be Established Megacampuses. These Megacampuses have realized the scale and flexibility that deliver strategic optionality to our tenants. We present certain metrics related to our Established Megacampuses because we believe they facilitate a more robust understanding of certain of our operating trends.

Net cash provided by operating activities after dividends

Net cash provided by operating activities after dividends is reduced by distributions to noncontrolling interests and excludes changes in operating assets and liabilities as they represent timing differences.

Net debt and preferred stock to Adjusted EBITDA

Net debt and preferred stock to Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors as a supplemental measure of evaluating our balance sheet leverage. Net debt and preferred stock is equal to the sum of total consolidated debt less cash, cash equivalents, and restricted cash, plus preferred stock outstanding as of the end of the period. Refer to the definition of Adjusted EBITDA.

We are not able to forecast the net income of future periods without unreasonable effort and therefore do not provide a reconciliation for net debt and preferred stock to Adjusted EBITDA on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors.

Net operating income and net operating income (cash basis)

Net operating income is a non-GAAP financial measure calculated as net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent, amortization of acquired above- and below-market lease revenue, amortization of deferred revenue related to tenant-funded and tenant-built landlord improvements, and changes in the provision for expected credit losses on financial instruments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases and tenant-funded and tenant-built landlord improvements.

Definitions and Non-GAAP Measures (continued)

Operating statistics

We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100%, excluding RSF at properties classified as held for sale, for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures.

Same property

Same property refers to all consolidated properties that were fully operating for the entirety of the comparative periods presented. Properties that underwent development or redevelopment at any time during the comparative periods, unconsolidated real estate joint ventures, properties classified as held for sale, and corporate entities (legal entities performing general and administrative functions) are excluded from same property results. Additionally, termination fees, if any, are excluded from the results of same properties.

Weighted-average interest rate for capitalization of interest

The weighted-average interest rate required for calculating capitalization of interest pursuant to GAAP represents a weighted-average rate as of the end of the applicable period, based on the rates applicable to borrowings outstanding during the period, including expense/income related to interest rate hedge agreements, amortization of loan fees, amortization of debt premiums (discounts), and other bank fees. A separate calculation is performed to determine our weighted-average interest rate for capitalization for each month. The rate will vary each month due to changes in variable interest rates, outstanding debt balances, the proportion of variable-rate debt to fixed-rate debt, the amount and terms of interest rate hedge agreements, and the amount of loan fee and premium (discount) amortization.